EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 9, 2014 (June 9, 2014 as to the effects of the reverse stock split described in the last paragraph of  Note 13) relating to the financial statements of Minerva Neurosciences, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph referring to substantial doubt about the Company’s ability to continue as a going concern) appearing in the Prospectus, which is part of Amendment No. 3 to Registration Statement No. 333-195169  of Minerva Neurosciences, Inc. dated June 30, 2014.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey
September 15, 2014